Exhibit 10.1

CHENIERE ENERGY, INC.

CANCELLATION AND GRANT OF

NON-QUALIFIED STOCK OPTIONS

THIS AGREEMENT between CHENIERE ENERGY, INC., a Delaware corporation (the “Company”), and                                         (the “Optionee”) shall be effective on the date of execution by the Optionee (the “Effective Date”) and all action to be taken pursuant to this Agreement shall be deemed to be completed contemporaneously on the Effective Date.

WHEREAS Company desires to terminate and cancel the nonqualified stock options previously granted to the Optionee on                                          (the “Old Grants”) under the 2003 Stock Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Optionee hereby agree as follows:

I.	Cancellation. The Old Grants are hereby cancelled and the Non-Qualified Stock Option Grant executed by the Company and Accepted and Agreed to by the Optionee in connection with the Old Grant is terminated and of no further force or effect.

II.	Grant. Immediately upon the cancellation of the Old Grants, the Optionee will be granted as of the Grant Date (identified below), the Stock Options to purchase the number of shares of the Company’s common stock, $.003 par value per share, identified below (the “Common Stock”), subject to the terms and conditions of this grant (the “Grant”) and the Plan which is incorporated herein in its entirety by reference. The Common Stock, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.

III.	Definitions and Other Terms. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. The following capitalized terms shall have those meanings set forth opposite them:

A.	Grant Date:	Effective Date

C.	Shares subject to Options:	shares of the Company’s Common Stock.

D.	Option Price:	$ per share.

E.	Option Expiration Date:	, 20 (until 12:00 p.m. central).

F.	Vesting:	The Options will vest on the fourth, fifth and sixth anniversaries of , 20 until fully exercisable as follows:

G.

Date		Options Vesting
,2009
,2010
,2011
Total

IV.	Forfeiture or Termination of Options Upon Termination of Service. Upon termination, resignation or removal of Optionee from service or employment with the Company under any circumstances, any Options not then exercisable shall not vest, shall be forfeited back to the Company and shall be available for re-issuance under the Plan. Optionee shall have six (6) months after termination from service or employment during which to exercise any Options which are exercisable upon termination from service or employment. Any Options not exercised within such six-month period shall terminate, shall be forfeited back to the Company and shall be available for re-issuance under the Plan.

V.	Withholding of Taxes. Any issuance of Common Stock pursuant to the exercise of an Option shall not be made until appropriate arrangements satisfactory to the Company have been made for payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto.

CHENIERE ENERGY, INC.

By:
Name:	Address:
Title:

Date:

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